NON-EMPLOYEE DIRECTOR AGREEMENT

This Non-Employee Director Agreement (the “Agreement”) executed this 1st day of January, 2008, is by and between eDOORWAYS, a Delaware corporation, located at 2602 Yorktown Place, Houston, Texas 77056  (the “Company”), and Kathryn Kimmons, located at 820 W. 3rd Street, Austin, Texas  78701 (the “Director”) is made in consideration of the mutual promises made herein and set forth as follows:

ARTICLE 1.

TERM OF AGREEMENT

1.1           This Agreement will become effective on January 1, 2008, and will continue in effect for a term of one (1) year, until January 1, 2009, unless it is terminated as provided in Article 6, below.

ARTICLE 2.

SERVICES TO BE PERFORMED BY DIRECTOR

2.1           Services.  Director agrees to serve on the Board of Directors of the Company for the Term of this Agreement.

2.2           Method of Performing Services.  Director will determine the method, details, and means of performing the above-described services.  Director may perform the Services under this Agreement at any suitable time and location of Director's choice, however the Director shall make himself available to the Company as set forth in Section 4.3.

2.3           Status of Director.  Director is and shall remain a non-employee of the Company.  Director and any agents or employees of Director shall not act as an officer or employee of Company.  Director has no authority to assume or create any commitment or obligation on behalf of, or to bind, Company in any respect in an individual capacity.

ARTICLE 3.

COMPENSATION

3.1           Monthly Retainer Fee. As compensation for services rendered as a board member, Client shall pay Consultant a monthly retainer fee of two thousand five hundred dollars ($2,500), the first of which payments shall be due and payable upon execution of this Agreement. Subsequent payments shall be due and payable on the first of each month following the month of execution of this Agreement for the entire term of the Agreement.  In addition, Client shall pay Consultant the additional sum of twenty seven thousand five hundred dollars ($27,500) for services performed as a member of the Company's board during 2007.  Payment of both the monthly retainer fee and the additional sum may be made by Client according to the terms of Paragraph 3.2 below.

3.2
Form of Retainer Fee Payment.  For each 2008 monthly retainer fee payment, Consultant may elect to receive payment in the form of common stock of eDOORWAYS Corporation or its successor(s) rather than in a cash payment. In the event that Consultant elects to receive common stock, the number of shares to be received by Consultant shall be calculated by dividing the amount of the monthly retainer fee payment by the average trading price for the five days prior to the date payment is due.

Payment of the original sum of $27,500 (described in Paragraph 3.1 above and pertaining to 2007 services rendered) may be made in cash or common stock as described in this Paragraph 3.2.  Should Consultant elect to receive cash, the timing of the cash payment shall be determined by Client.

3.3           Payment of Expenses.  Director shall be responsible for his normal and customary overhead business expenses incurred in performing services under this Agreement, including without limitation, telephone, facsimile, postage, photocopying, supplies, rent, and insurance.  Travel expenses and other extraordinary expenses in relation to the Company shall require the Director to obtain the prior written approval of Company.  Where Director is required to travel outside the State of Texas on business, all travel arrangements will be at business class, and if not available, then based on available first class travel accommodations.

ARTICLE 4.

OBLIGATIONS OF DIRECTOR

4.1           Non-Exclusive Relationship.  Company acknowledges and agrees that the relationship with Director is non-exclusive and Director may represent, perform services for, and contract with, as many additional Companies, persons or companies as Director in Director’s sole discretion sees fit.

4.2           Director's Qualifications.  Director represents and warrants that Director has the qualifications and skills necessary to perform the services under this Agreement in a competent and professional manner, and is able to fulfill the requirements of this Agreement.  Director shall comply with all applicable federal, state and local laws in the performance of its obligations hereunder, and all materials used by Director in fulfilling its obligations under this Agreement shall not infringe upon any third party copyright, patent, trade secret or other proprietary right.  Director acknowledges and agrees that failure to perform all the services required under this agreement constitutes a material breach of the Agreement.

4.3           Availability of Director.  Director acknowledges and agrees that a material consideration of this Agreement is that Director be in charge of all services rendered to Company under this Agreement.  Further, that the availability of the Director be the equivalent of one (1) regular business day per month and that the unavailability of such services shall constitute a material breach of this Agreement.  Should Company not avail itself of Director’s services, from one week to the next, such availability will not be accumulated without Director’s express approval.

           4.4           Indemnity.  Director agrees to indemnify, defend, and hold Company free and harmless from all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, attorneys' fees, and costs, including without limitation expert witnesses’ fees, that Company may incur as a result of a breach by Director of any representation or agreement contained in this Agreement.

4.5           Assignment.  Neither this Agreement nor any duties or obligations under this Agreement may be assigned by Director without the prior written consent of Company.

ARTICLE 5.

OBLIGATIONS OF COMPANY

5.1           Compliance with Requests.  Company agrees to comply with all reasonable requests of Director necessary to the performance of Director's duties under this Agreement.

5.2           Place of Work.  Company agrees to furnish an office for Director on Company's premises for use by Director from time-to-time when visiting the New York/Houston areas to facilitate his performance of the above-described services.

5.3           Company Provided Information.  Company assumes full responsibility for the accuracy and completeness of all information provided to Director.

5.4           Indemnity.  Company agrees to indemnify, defend, and hold Director free and harmless from all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, attorneys' fees, and costs, including without limitation expert witnesses’ fees, that Director may incur as a result of any information provided to Director by Company under this Agreement.

ARTICLE 6.

TERMINATION OF AGREEMENT

6.1           Termination on Notice.  Notwithstanding any other provision of this Agreement, either party may terminate this Agreement at any time by giving thirty (30) days written notice to the other party.  Unless otherwise terminated as provided in this Agreement, this Agreement will continue in force until the Services provided for in this Agreement have been fully and completely performed.

6.2           Termination on Occurrence of Stated Events.  This Agreement will terminate automatically on the occurrence of any of the following events:

6.2.1   Unavailability of Director to manage and oversee all services rendered to Company by Director under this Agreement;

6.2.2   Bankruptcy or insolvency of either party;

6.2.3   Dissolution of the Company; and/or,

6.2.4   Any assignment of this Agreement by Director without the prior written consent of Company.

6.3           Termination for Default.  If either party defaults in the performance of this Agreement or materially breaches any of its provisions, the non-breaching party may terminate this Agreement by giving written notification to the breaching party.  Termination will take effect immediately on receipt of notice by the breaching party or five (5) days after mailing of notice, whichever occurs first.  For the purposes of this paragraph, material breach of this Agreement includes, but is not limited to, the following:

6.3.1   Director's failure to perform the services specified in this Agreement;

6.3.2   Director's material breach of any representation or agreement contained in Article 4, above; and/or,

6.3.3   Company's material breach of any representation or agreement contained in Article 5, above.

ARTICLE 7.

COMPANY INFORMATION

7.1           Nondisclosure/Nonuse of Company Information.  Director agrees that all information provided by Company to Director under this Agreement shall not be disclosed or used by Director for any purpose other than Director’s performance under this Agreement.

7.2           Confidential Information.  Any written, printed, graphic, or electronically or magnetically recorded information furnished by Company for Director's use is and shall remain the sole property of Company.  This proprietary information includes, but is not limited to, investor lists, marketing information, planning, drawings, specifications, and information concerning Company's employees, products, services, prices, and operations.  Director will keep this confidential information in the strictest confidence, and will not disclose it by any means to any person except with Director's prior written approval, and only to the extent necessary to perform the services under this Agreement.  This prohibition also applies to Director's employees, agents, and subcontractors.  On termination of this Agreement or request by Company, Director will return within two (2) days any confidential information in Director’s possession to Company.

ARTICLE 8.

GENERAL PROVISIONS

8.1           Notices.  Any notices to be given by either party to the other shall be in writing and may be transmitted either by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested.  Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this Agreement, but each party may change that address by written notice in accordance with this section.  Notices delivered personally shall be deemed communicated as of the date of actual receipt.  Mailed notices shall be deemed communicated as of five (5) days after the date of mailing.

8.2           Attorneys' Fees and Costs.  If this Agreement gives rise to a lawsuit or other legal proceeding between any of the parties hereto, the prevailing party shall be entitled to recover court costs, necessary disbursements (including expert witnesses' fees) and reasonable attorneys' fees, in addition to any other relief such party may be entitled.

8.3           Entire Agreement.  This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the services provided by Director to Company under this Agreement, and contains all of the covenants and agreements between the parties with respect to this Agreement in any manner whatsoever.  Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding.

8.4           Modifications.  Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

8.5           Effect of Waiver.  The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

8.6           Partial Invalidity.  If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

8.7           Law Governing Agreement.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

8.8           Jurisdiction/Venue.  Jurisdiction and venue for any dispute arising out of this Agreement shall be exclusively in the city of Houston, State of Texas.

8.9           Construction.  If any construction is to be made of any provision of this Agreement, it shall not be construed against either party on the ground such party was the drafter of the Agreement or any particular provision.

8.10           Time.  Time is of the essence in this Agreement.

8.11           Corporate Authorization.  If any signatory of this Agreement is a corporation, said signatory represents and warrants that this Agreement and the undersigned's execution of this Agreement have been duly authorized and approved by the corporation's Board of Directors.  The undersigned officers and representatives of the corporation(s) executing this Agreement on behalf of the corporation(s) represent and warrant they are officers of the corporation(s) with full authority to execute this Agreement on behalf of the corporation(s).

IN WITNESS WHEREOF, the undersigned have executed this Agreement, effective as of the date first above written.

COMPANY:                                                                                     DIRECTOR:
eDOORWAYS Corporation

____________________________	_____________________________
By:  Gary F. Kimmons                                                                                     Kathryn Kimmons
Its:   CEO & President                                                                                     820 W. 3rd Street, Austin, TX  78701